Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 7, 2020

Relating to Preliminary Prospectus Supplement dated October 7, 2020

Registration Statement No. 333-226983

Final Term Sheet

Dated October 7, 2020

Issuer:	Lowe’s Companies, Inc. (the “Company”)

Trade Date:	October 7, 2020

Settlement Date (T+10):	October 22, 2020

Ratings* (Moody’s/S&P):	Baa1 / BBB+

1.300% Notes due 2028

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	April 15, 2028

Coupon (Interest Rate):	1.300% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2021

Benchmark Treasury:	UST 0.375% due September 30, 2027

Benchmark Treasury Price / Yield:	98-23+ / 0.560%

Spread to Benchmark Treasury:	0.75% (75 basis points)

Yield to Maturity:	1.310%

Public Offering Price:	99.929% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$995,290,000

Make-Whole Call:	Prior to the date that is two months prior to the maturity date at T + 15 basis points

Par Call:	On or after two months prior to the maturity date

CUSIP / ISIN:	548661 DX2 / US548661DX22

1.700% Notes due 2030

Aggregate Principal Amount Offered:	$1,250,000,000

Maturity Date:	October 15, 2030

Coupon (Interest Rate):	1.700% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2021

Benchmark Treasury:	UST 0.625% due August 15, 2030

Benchmark Treasury Price / Yield:	98-13+ / 0.792%

Spread to Benchmark Treasury:	0.95% (95 basis points)

Yield to Maturity:	1.742%

Public Offering Price:	99.617% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,239,587,500

Make-Whole Call:	Prior to the date that is three months prior to the maturity date at T + 15 basis points

Par Call:	On or after three months prior to the maturity date

CUSIP / ISIN:	548661 DY0 / US548661DY05

3.000% Notes due 2050

Aggregate Principal Amount Offered:	$1,750,000,000

Maturity Date:	October 15, 2050

Coupon (Interest Rate):	3.000% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2021

Benchmark Treasury:	UST 1.250% due May 15, 2050

Benchmark Treasury Price / Yield:	91-21 / 1.605%

Spread to Benchmark Treasury:	1.40% (140 basis points)

Yield to Maturity:	3.005%

Public Offering Price:	99.902% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,732,972,500

Make-Whole Call:	Prior to the date that is six months prior to the maturity date at T + 25 basis points

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661 DZ7 / US548661DZ79

Joint Book Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC RBC Capital Markets, LLC

Co-Managers:	MUFG Securities Americas Inc. Truist Securities, Inc. BMO Capital Markets Corp. Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

*	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

We expect that the delivery of the notes will be made to investors on or about October 22, 2020, which will be the tenth business day following the date of this term sheet (such settlement being referred to as T+10). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, investors who wish to trade notes prior to two business days before delivery may be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Investors who wish to trade the notes prior to two business days before their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, Goldman Sachs & Co. LLC at (866) 471-2526, Wells Fargo Securities, LLC at (800) 645-3751 or U.S. Bancorp Investments, Inc. at (877) 558-2607.